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                                                                    EXHIBIT 99.1

AVIRON SUBMITS BIOLOGICS LICENSE APPLICATION FOR FLUMIST(TM)

INNOVATIVE NASAL MIST FLU VACCINE TO BE CO-PROMOTED WITH AMERICAN HOME PRODUCTS UPON FDA APPROVAL

MOUNTAIN VIEW, Calif. and MADISON, N.J., Oct. 31 /PRNewswire/ -- Aviron (Nasdaq:
AVIR - news) and American Home Products Corporation (NYSE: AHP - news) today announced that a Biologics License Application (BLA) for FluMist(TM), an investigational intranasal influenza vaccine, has been submitted to the U.S. Food and Drug Administration (FDA). Aviron is seeking U.S. licensure of FluMist(TM) to prevent influenza in children and adults. (Photo:
http://www.newscom.com/cgi-bin/prnh/20001031/SFTU109 )

"Today's BLA submission marks an important milestone in our progress toward bringing a new influenza vaccine to physicians and patients in the U.S.," said
C. Boyd Clarke, Aviron president and chief executive officer. "We look forward to continuing to work closely with the FDA throughout the regulatory process."

According to the Centers for Disease Control and Prevention, influenza is a highly infectious respiratory illness that can cause disease in all age groups. Annual influenza epidemics in the United States typically affect 10-20 percent of the general population and cause 20,000 deaths. FluMist(TM), which is delivered as a gentle nasal mist, could be an important new way to protect people from the flu. FluMist(TM) may be particularly significant for children, who suffer high influenza attack rates and are thought to be important in the spread of influenza.

"The impact of influenza has been a long-standing problem in the United States," said Kevin Reilly, president, Wyeth Lederle Vaccines, the vaccine division of American Home Products Corporation. "We hope this new approach can become an important tool in the fight against a common infectious disease."

In 1999, Aviron and Wyeth Lederle Vaccines announced a global collaboration agreement for FluMist(TM).

Aviron is a biopharmaceutical company based in Mountain View, California, focused on the prevention of disease through innovative vaccine technology.

Wyeth Lederle Vaccines is the vaccine business of Wyeth-Ayerst Laboratories. Wyeth-Ayerst Laboratories, a division of American Home Products Corporation, is a major research-oriented pharmaceutical company with leading products in the areas of women's health care, cardiovascular therapies, central nervous system drugs, anti-inflammatory agents, infectious disease, hemophilia, oncology, vaccines, and generic pharmaceuticals. American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of


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prescription drugs and over-the-counter medications. It is also a leader in vaccines, biotechnology, and animal health care.

Actual results may differ materially from the forward-looking statements contained in this release. Factors that could cause actual results to differ include, but are not limited to, the assessment by regulatory agencies that the company's license applications for its nasal influenza vaccine are incomplete or inadequate to approve the product for marketing to one or more target populations. Additional information concerning factors that could cause such a difference is contained in Aviron's SEC filings, including its S-3 Registration Statement and Annual Report on Form 10-K for the year ended December 31, 1999.

To receive an index and copies of recent press releases, call Aviron's News-On-Call toll-free fax service, 800-758-5804, extension 114000. Additional information about the company can be located at http://www.aviron.com.

In conjunction with this news release, Aviron will host a conference call that will be broadcast live over the Internet. The conference call will take place on Wednesday, November 1, beginning at 8:30 a.m. EST. To access the webcast, visit the Aviron Web site at http://www.aviron.com and log-on to the audio feed as instructed. If you are unable to participate during the live webcast, the call will be archived at http://www.aviron.com. The information provided on the conference call and on the webcast is only accurate at the time of the call, and Aviron will take no responsibility for providing updated information.


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